EXHIBIT 10.38

COHERUS BIOSCIENCES, INC.

INSIDER TRADING COMPLIANCE POLICY AND PROCEDURES

Effective February 27, 2023

I.	SUMMARY

Federal and state laws prohibit trading in the securities of a company while in possession of material non-public information and in breach of a duty of trust or confidence. These laws  also prohibit anyone who is aware of material non-public information from providing this information to others who may trade.  Violating such laws can undermine investor trust, harm  the reputation and integrity of Coherus BioSciences, Inc. (together with its subsidiaries, the “Company”), and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

This Insider Trading Compliance Policy and Procedures (this “Policy”) applies to all officers, directors and employees of the Company.  For purposes of this Policy, “officers” refer  to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access  to material non-public information, such as contractors or consultants. Officers, directors and employees, together with any other person designated as being subject to this Policy by the Chief Legal Officer or his or her designee (the “Compliance Officer”), are referred to collectively as “Covered Persons.”

Questions regarding the Policy should be directed to the Compliance Officer, who is responsible for the administration of this Policy.

II.	STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No Covered Person shall purchase or sell any type of security while in possession of material non-public information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. In addition, if a Covered Person is in possession of material non-public information about other publicly-traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material non-public information if such information is obtained in the course of the Covered Person’s employment or service with the Company.

In addition, Covered Persons shall not directly or indirectly communicate material non- public information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.

III.	EXPLANATION OF INSIDER TRADING

“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell  or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts and acquisitions and exercises of warrants or puts, calls, pledging and margin loans or other derivative securities.

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about: corporate earnings or earnings forecasts; dividends; possible mergers, acquisitions, tender offers or dispositions; major new products or product developments; important business developments, such as major contract awards or cancellations and developments regarding strategic collaborations; management or control changes; significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities; defaults  on borrowings; bankruptcies; the results of clinical trials; U.S. Food and Drug Administration and foreign regulatory approvals; cybersecurity or data security incidents; and significant litigation or regulatory actions.

IV.	STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.

A.	Blackout Periods

No director, officer or employee listed on Schedule I, as amended from time to time, (as well as any individual or entity covered by this Policy by virtue of their relationship to such director, officer or employee) shall purchase or sell any security of the Company during the period beginning at 11:59 pm PT on the 22nd calendar day of the last month of any fiscal quarter of the Company and ending after completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, such period, a “blackout period.” A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Compliance Officer.

These prohibitions do not apply to:

●	purchases of the Company’s securities from the Company, or sales of the Company’s securities to the Company;
●	exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
●	purchases of the Company’s common stock in accordance with the Company’s 2014 Employee Stock Purchase Plan and the applicable equity award agreement;
●	bona fide gifts of the Company’s securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material non-public information about the Company; and
●	purchases or sales of the Company’s securities made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”).

Exceptions to the blackout period policy may be approved only by the Compliance Officer or Chief Financial Officer or, in the case of exceptions for directors, the Board of Directors.

The Compliance Officer may recommend that directors, officers, employees or others suspend trading in Company securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those individuals affected should not trade in the Company’s securities while the suspension is in effect and should not disclose to others that the Company has suspended trading.

B.	Preclearance of Trades by Directors, Officers and Employees

All transactions in the Company’s securities by directors, officers, and employees listed on Schedule II (each, a “Preclearance Person”) must be precleared by the Compliance Officer or the Chief Financial Officer for transactions by the Compliance Officer. Preclearance should not be understood to represent legal advice by the company that a proposed transaction complies with the law.

A request for preclearance must be in writing, should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction and the number of shares or other securities involved. In addition, the Preclearance Person must execute a certification that he or she is not aware of material non-public information about the Company. The Compliance Officer, or the Chief Financial Officer for transactions by the Compliance Officer, shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are precleared must be effected within five business days of receipt of the preclearance. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material non-public information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further preclearance.

None of the Company, the Compliance Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.

C.	Post-Termination Transactions

If an individual is in possession of material non-public information when the individual’s service terminates, the individual may not trade in the Company’s securities until that information has become public or is no longer material.

D.	Information Relating to the Company

Access to material non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis.  In addition, such information should not be communicated  to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than need-to-know basis.

In communicating material non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

V.	PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect  to certain transactions in the Company’s securities:

A.	Short Sales

Short sales of the Company’s securities are prohibited by this Policy. Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its  short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.

B.	Options

Transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, creates the appearance that a Covered Person is trading based on material non-public information. Transactions in options, whether traded on an exchange, on an over-the-counter market or any other organized market, also may focus a Covered Person’s  attention on short-term performance at the expense of the Company’s long-term objectives.

C.	Hedging Transactions

Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs,  the Covered Person may no longer have the same objectives as the Company’s other stockholders.

D.	Margin Accounts and Pledging

Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities) or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the Compliance Officer.

E.	Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.

VI.	RULE 10b5-1 TRADING PLANS

The trading restrictions set forth in this Policy, other than those transactions described under “V. Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:

●	has been submitted to and preapproved by the Compliance Officer;
●	includes a “Cooling Off Period” for:

o	Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and

o	employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;

●	for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material non-public information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;

●	has been entered into in good faith at a time when the individual was not in possession of material non-public information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;

●	either (1) specifies the amounts, prices and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm or computer program for determining the amount, price and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and

●	complies with all other applicable requirements of Rule 10b5-1.

The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officer.

An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material non-public information. Modifications to and terminations of a Trading Plan are subject to preapproval by the Compliance Officer, and modifications of a Trading Plan that change the amount, price or timing of the purchase or sale  of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non- Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a  Trading

Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of or trading under, a Trading Plan.

VII.	INTERPRETATION, AMENDMENT AND IMPLEMENTATION OF THIS POLICY The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

Actions taken by the Company, the Compliance Officer or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.

VIII.	CERTIFICATION OF COMPLIANCE

All directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy in the form attached hereto as Attachment A.

SCHEDULE I

INDIVIDUALS SUBJECT TO QUARTERLY TRADING BLACKOUTS

●	All directors;
●	All Section 16 officers;
●	All employees; and
●	Consultants specified by the Company.

SCHEDULE II

INDIVIDUALS SUBJECT TO PRECLEARANCE REQUIREMENT

●	All directors;
●	All Section 16 officers;
●	Employees specified by the Company; and
●	Consultants specified by the Company.

ATTACHMENT A

TO:

CERTIFICATION OF COMPLIANCE

RETURN BY [  ] [insert return deadline]

 , Chief Legal Officer

FROM:

RE:INSIDER TRADING COMPLIANCE POLICY AND PROCEDURES OF COHERUS BIOSCIENCES, INC.

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and Procedures and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation) with Coherus BioSciences, Inc., to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[ ], I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy and Procedures.

SIGNATUREDATE

TITLE